Exhibit 10.13

[ENGLISH TRANSLATION FOR CONVENIENCE ONLY.

NOT AN OFFICIAL TRANSLATION]

Lease Contract

Party A: Yang Huili, address: 202, Jiangxinzhuang village, Taihu Town, Tongzhou District.

ID number: 110223195411196671

Party B: Beijing Zhongtulian Culture and Education Development Center

Legal representative: Li Weifu

ID number: 120105195510140933

Through negotiation and on the basis of equality and free will, this contract is made and entered into between Party A and Party B, pursuant to Contract Law of the People’s Republic of China, and relevant laws and regulations, with the purpose to identify both parties’ rights and obligations in regard of where Party A leases the property to Party B, and Party B acts as the tenant of such property.

Article 1 The location, facilities, tenancy and rent of the leased property

1. The property leased by Party A to Party B is located at: 202, Jiangxinzhuang village, Taihu Town, Tongzhou District. The leased property includes: the yard and six rooms in the east and the west (The passage shall be able to go through).

2. The yearly rent for the property is RMB 30,000.

3. The term of the lease is three years, from January 4, 2015 to January 2, 2018.

4. At the expiration of the lease, Party A shall be entitled to take back the leased property, and Party B shall return the property on schedule. Following the expiration of the contract, in case that the property is still to be leased by Party A, under equal conditions, Party B has the priority right to lease the property.

5. If Party B intends to extend the lease, it shall notify Party A within one month before the contract expires and renew the contract upon the consent of Party A.

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6. Before the contract expires, Party A shall not take back the property. If there are special reasons to do so, through negotiation, Party A shall refund the collected rent for the non-lease period, and pay Party B 10% of the yearly rent as the breach of contract damages, and the expense of moving. If Party B terminates the contract in advance, all the paid rent will not be refunded and it shall pay Party A 10% of the yearly rent as the breach of contract damages.

7. The sublease of the property: Without prior consent of Party A, Party B shall not sublease or lend the leased property.

8. The rent shall be paid on a half-year basis, namely January 4, and July 4 of each year. Party B shall not delay the payment without justification.

9. Apart from the rent, following the consultation of both parties, Party B shall pay extra fee for the use of water, power, internet, telephone, TV etc,.

10. Within the contract period, Party B shall not change the building structure, and other fixture and fittings. In case of any damage during use, Party B shall restore it at its own expense.

Article 2 Party A shall provide Identity Card and Property Right Certificate, while Party B shall provide Business License and Identity Card. The above certificates shall be verified by each other, and each party shall copy and record the certificates of the other party. All the copies above are only for the use of this lease.

Article 3 The purpose of the lease

1.	Party B shall use the property as warehouse, and conduct business in accordance with relevant laws, regulations, and disciplines. No flammables, explosives or illegal goods, otherwise Party B shall be held liable.
2.	Whereas part of the property is still be presided by Party A, Party A shall provide assistance to Party B in respect of security precautions such as prevention against fire and burglary. Loss caused by Party A shall be compensated by Party A, while loss caused by Party B shall be borne by Party B, and the cause of the loss shall be as identified by relevant agencies.
3.	According to the situation of the property, Party B shall place its valuables inside the house, and take water-proof and damp-proof measures for those items placed in the yard which could be easily damaged from water, heat or moisture.

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Article 4 The modification, rescission or termination of the Contract

1.	Both parties may modify or terminate this contract through negotiation.
2.	Should any of the following situation occurs, Party B is entitled to cancel the contract:
a.	Unable to provide the property or the property provided is not in line with the stipulated terms.
3.	Within the contract period, should any of the following situation of Party B occurs, Party A is entitled to cancel the contract and take back the leased property:
a.	Sublease or lend the property without prior consent of Party A.
b.	Demolish or change the building structure without prior consent of Party A.
c.	Change the agreed purpose of the lease without prior consent of Party A.
d.	Utilize the property to store dangerous goods or carry out illegal activities.
e.	Fail to pay the rent as per the contract terms on the part of Party B and has caused severe damages to Party A.
4.	The contract terminates as the lease expires.
5.	The contract terminates when it could not be implemented due to force majeure.

Article 5 The property delivery and withdraw inspection

1.	Party A shall guarantee that the leased property itself, and its auxiliary facilities and equipment are in normal condition for use.
2.	Party B shall return the leased property to Party A at the expiration of the contract.
3.	Upon returning the leased property, Party B shall keep the leased property, auxiliary facilities and equipment intact, and shall not leave items that do not belong to the property, or impact the normal use of the property. Whereas Party B leaves items that do not belong to the property without prior consent of Party A, Party A has the right of disposal.

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4.	Exemption
a.	Whereas the contract could not be implemented or damages have been imposed due to force majeure, both parties are not liable to each other.
b.	Whereas the property has to be demolished or reconstructed due to State policies, both parties are not liable for the caused damages.
c.	Whereas the contract the terminated due to the above reasons, the rent will be collected as per the actual tenancy. For any period less than a full calendar month, the rent will be counted per number of days. Any excess payment shall be refunded and any deficiency repaid.
d.	Force majeure refers to an objective condition that is unpredictable, unavoidable and unconquerable.

Article 6 As for other pending issues not included in this contract, Party A and Party B may stipulate supplementary clauses after negotiation.

Article 7 Dispute settlement

Disputes arising from this contract shall be settled through negotiation or mediation. If no settlement is reached through negotiation or mediation, the disputes shall be settled in the ______manner. (Select one option from the following two).

a.	Apply to the arbitration committee for arbitration.
b.	Appeal to People’s court having jurisdiction in accordance with law.

Article 8 This contract will be effective on signing and stamping by both parties.

Article 9 This contract and its appendix is made and signed in two originals, one for each party, and with equal legal force.

Party A: Yang Huili	Party B: Beijing Zhongtulian Culture and
Education Development Center Representative:
Tel: 13811952028	Tel: 01087663790
Date: Jan 4th, 2015	Date:

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